Exhibit 8.1

K&L Gates LLP

599 Lexington Avenue

New York, New York 10022

212-543-3900

March 18, 2009

Alcoa Inc.

390 Park Avenue

New York, New York 10022

Re: Alcoa Inc. 5.25 % Convertible Notes due 2014; Registration Statement on Form S-3 ASR

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 ASR (No. 333-149623) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) by Alcoa Inc., a Pennsylvania corporation (“Alcoa”), on March 10, 2008, relating to the proposed offering of $500,000,000 principal amount of 5.25% Convertible Notes due 2014 (the “Notes”), including $75,000,000 principal amount of Notes which may be sold pursuant to an over-allotment option granted by the Company to the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among the Company and the Underwriters.

We have been requested to provide our opinion with respect to certain of the United States federal income tax consequences of the transaction described in the Preliminary Prospectus Supplement dated March 16, 2009 and the Prospectus Supplement dated March 18, 2009 relating to the Notes, each as filed as part of the Registration Statement (together, the “Prospectus Supplements”). Except as otherwise indicated herein, all capitalized terms used in this letter have the meaning assigned to them in the Prospectus Supplements.

Our opinion is based on our understanding of the relevant facts concerning the transaction described in the Prospectus Supplements. We have also examined and are familiar with (1) the Registration Statement and (2) such other documents as we have considered necessary for rendering our opinion. In connection with this opinion letter, we have also assumed (without any independent investigation) that the transaction described in the Prospectus Supplements will be reported by Alcoa and the holders of the Notes and the common stock into which such Notes are convertible for United States federal income tax purposes in a manner consistent with the opinion expressed below.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the United States Treasury Department (the “Regulations”), Internal Revenue Service rulings, and court cases interpreting the Code and the Regulations, all as in effect as of the date of this opinion letter. Any of the Code, Regulations, rulings, or judicial decisions

Alcoa Inc.

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relied upon could be changed, perhaps retroactively, to affect adversely the United States federal income tax consequences of the transactions described in the Prospectus Supplements. Although the opinion expressed in this letter is based on our best interpretations of existing law, no assurance can be given that such interpretations would be followed if they became the subject of judicial or administrative proceedings.

We have reviewed the section of the Prospectus Supplements entitled “Certain United States Federal Income Tax Considerations.” In our opinion, subject to the limitations, exceptions, assumptions and conditions set forth in such section and in this opinion letter, the legal conclusions contained therein as they relate to United States federal income tax matters represent our opinion as of the date hereof. We are expressing this opinion only with respect to the foregoing matters and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the references in the Prospectus Supplements made to K&L Gates LLP.

Very truly yours,

/s/ K&L GATES LLP